Exhibit 99.1
Andeavor Logistics LP Reports Fourth Quarter and Full Year 2017 Results

Financial Highlights

•	Reported full year net earnings of $373 million and EBITDA of $977 million, includes $23 million of transaction and integration costs

•	Reported fourth quarter net earnings of $59 million and EBITDA of $277 million, includes transaction costs of $9 million

•
Reported fourth quarter net cash from operating activities of $160 million and distributable cash flow of $191 million; full year net cash from operating activities of $709 million and distributable cash flow of $668 million

•	Increased quarterly distribution 10% year-over-year to $1.00 per limited partner unit; 27 consecutive quarters of increased distributions

•	Achieved investment grade credit rating; no expected need for new public common equity in 2018

Business Highlights

•
Completed the acquisition of the North Dakota Gathering and Processing Assets, which contributed $58 million to operating income and $93 million to EBITDA in 2017; positioned for 10% to 15% growth in 2018

•	Completed $1.7 billion acquisition of Western Refining Logistics

•	Completed IDR Buy-In and permanently eliminated IDRs

•	Completed Anacortes Logistics Assets drop down with potential for future growth through Andeavor’s strategic activities

•	On February 15, 2018 announced an agreement to acquire the Wamsutter Pipeline System, a 575 mile pipeline transporting advantaged crude oil to Salt Lake City refineries

•	On February 15, 2018 announced the North Dakota NGL Logistics Hub, a NGL fractionation and takeaway growth project in the Bakken

•
On January 19, 2018, Andeavor closed the acquisition of Rangeland Energy II, LLC, with the intention to drop down the crude oil pipeline and storage assets to Andeavor Logistics; Andeavor Logistics continues to execute its Permian strategy, announcing two new Delaware Basin gathering systems

•	In addition to the 2018 guidance of investing $400 to $500 million in drop downs, Andeavor Logistics also plans to invest this year in a high growth Permian drop down

San Antonio - February 15, 2018 - Andeavor Logistics LP (NYSE: ANDX) today reported fourth quarter net earnings of $59 million, or $0.25 per diluted common limited partner unit, compared to $73 million, or $0.31 per diluted common limited partner unit, a year ago. Net earnings included approximately $77 million of costs related to debt refinancing, of which $17 million was a non-cash write-off of unamortized debt issuance costs, with the remainder related to the make whole provisions associated with the early redemption of senior notes. Andeavor Logistics’ $1.75 billion inaugural investment grade debt offering is expected to provide over $25 million of annual interest expense savings. EBITDA for the fourth quarter 2017 was $277 million compared to $177 million last year. Net earnings and EBITDA for the fourth quarter 2017 included $9 million of transaction costs related to the Western Refining Logistics, LP (WNRL) acquisition, IDR Buy-In and Anacortes Logistics Assets drop down.

“2017 was a transformational year for Andeavor Logistics,” said Greg Goff, Chairman and Chief Executive Officer of Andeavor Logistics’ general partner. “We successfully completed our acquisition of WNRL, reduced our cost of capital with the IDR Buy-In, achieved an investment grade credit rating and made significant progress executing our Permian strategy. Looking forward, we are excited about the growth opportunities we see across the business and remain confident in our ability to achieve our 2018 to 2020 strategic and financial targets outlined at our December 2017 Investor and Analyst Day,” added Goff.

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2017 (a)	2016 (a)	2017 (a)	2016 (a)

Net Earnings	$59	$73	$373	$315
Segment Operating Income
Terminalling and Transportation	$121	$85	$464	$296
Gathering and Processing	86	45	257	218
Wholesale	6	—	15	—

EBITDA (b)	$277	$177	$977	$696
Segment EBITDA (b)
Terminalling and Transportation	$149	$108	$569	$379
Gathering and Processing	141	76	442	344
Wholesale	8	—	20	—

Net Cash From Operating Activities	$160	$84	$709	$498
Distributable Cash Flow Attributable to Common Unitholders (b)	$188	$131	$665	$532

Total Distributions to be Paid to Common Unitholders	$204	$140	$692	$502
Distribution Coverage Ratio (b)	0.92x	0.94x	0.96x	1.06x

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

(b)	For more information on EBITDA, Segment EBITDA, Distributable Cash Flow Attributable to Common Unitholders, and Distribution Coverage Ratio, see “Non-GAAP Measures.”

Segment Results

Terminalling and Transportation
Terminalling and Transportation segment operating income increased to $121 million for the fourth quarter 2017 from $85 million last year, and segment EBITDA increased to $149 million from $108 million a year ago. Terminalling volumes increased to 1,671 thousand barrels per day in the fourth quarter from 992 thousand barrels per day a year ago. Transportation volumes increased to 946 thousand barrels per day in the fourth quarter compared to 874 thousand barrels per day a year ago. The increase in volumes was primarily attributable to contributions from WNRL and the Anacortes Logistics Assets drop down completed in November 2017. Additionally, ongoing optimization, execution of growth projects, stronger Andeavor refinery utilization and record demand contributed to increased year-over-year volumes.

Gathering and Processing
Gathering and Processing segment operating income was $86 million for the fourth quarter 2017 compared to $45 million last year. Segment EBITDA increased to $141 million from $76 million a year ago. Crude oil and water gathering throughput for the fourth quarter 2017 increased to 327 thousand barrels per day from 218 thousand barrels per day in 2016. The increase in volumes was primarily attributable to contributions from WNRL and the North Dakota Gathering and Processing Assets acquisition completed in 2017. The average crude oil and water revenue per barrel increased to $2.68 for the fourth quarter 2017 from $1.68 in 2016, benefiting from higher rates related to the WNRL acquisition and minimum volume commitment fees received in the Bakken during the quarter.

Gas gathering and processing throughput for the fourth quarter 2017 increased to 988 thousand MMBtu per day from 871 thousand MMBtu per day a year ago due to contributions from the North Dakota Gathering and Processing Assets acquisition. Production of natural gas liquids increased to 11.4 thousand barrels per day in the fourth quarter 2017 from 7.1 thousand barrels per day last year. The increase in volumes was driven by switching from ethane rejection to recovery at our Blacks Fork gas processing facility during a portion of the quarter.

Wholesale
Wholesale segment fuel sales volumes were 292 million gallons for the fourth quarter 2017. Segment operating income for fourth quarter 2017 was $6 million and segment EBITDA was $8 million. This is a new reporting segment presenting the wholesale fuels business acquired in the WNRL acquisition. WNRL crude oil trucking financial results, which were presented by WNRL within its wholesale segment, are now included within the Gathering & Processing segment. WNRL asphalt trucking financial results, which were also presented by WNRL within its wholesale segment, are now included within the Terminalling & Transportation segment.

Balance Sheet and Cash Flow
Net cash from operating activities increased to $160 million in the fourth quarter 2017 compared to $84 million in 2016. Distributable cash flow for the fourth quarter increased to $191 million from $131 million last year. Andeavor Logistics ended the fourth quarter 2017 with $75 million of cash. Andeavor Logistics currently has approximately $1.7 billion of availability under its revolving credit facilities. On January 5, 2018, Andeavor Logistics increased its general revolving credit facility by $500 million to $1.1 billion. The Andeavor Logistics drop down revolving credit facility remains unchanged at $1.0 billion for a total of $2.1 billion in revolving credit capacity.

During the quarter, Andeavor Logistics received an investment grade credit rating of “BBB-“ from S&P and then shortly thereafter completed a $1.75 billion public offering of investment grade senior notes. The proceeds were used to refinance existing debt, resulting in expected annual interest cost savings of over $25 million. The inaugural investment grade offering exemplifies the execution of Andeavor Logistics’ financial strategy, which is focused on driving additional value for investors by lowering its cost of capital and extending debt maturities. Also during the quarter, Andeavor Logistics announced that it had completed a $600 million public offering of 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units.

Net capital expenditures for the fourth quarter 2017 were $76 million, which included $59 million of growth capital and $17 million of net maintenance capital. Capital spending for the full year 2017 was $196 million, including $140 million of growth capital and $56 million of net maintenance capital.

On January 19, 2018, Andeavor Logistics announced its quarterly cash distribution of $1.00 per limited partnership unit or $4.00 on an annualized basis. The declared distribution represents a 10% increase over the fourth quarter 2016 distribution of $0.91 per limited partner unit. This also represents the 27th consecutive quarterly increase. The distribution coverage ratio was 0.92x for the fourth quarter and 0.96x for full year 2017.

Strategic Update

Permian Expansion Update. Significant progress has been made in executing the Company’s Permian growth strategy. On January 19, 2018, Andeavor completed its acquisition of 100% equity in Rangeland Energy II, LLC, expanding its presence in the Delaware Basin and providing attractive entry into the Midland Basin through a recently-constructed crude oil pipeline, three crude oil storage terminals and a frac sand storage and truck loading facility. Andeavor plans to integrate the acquired 110-mile crude oil pipeline (with ultimate throughput capacity of 145,000 barrels per day) and crude oil storage terminals with its nearby Conan Crude Oil Gathering System, currently under construction. Once fully integrated, the combination of the two systems will provide producers access to multiple markets by connecting to existing takeaway pipeline systems.

In addition to a refining logistics asset drop down in 2018, Andeavor also expects to offer its newly acquired interest in the Rangeland crude oil pipeline and storage assets, as well as the other Andeavor Permian logistics assets including the Bobcat Pipeline, Wink Terminal and other crude oil logistics assets to Andeavor Logistics. Andeavor also expects to transfer the Conan Crude Oil Gathering System at cost plus interest in 2018. This integrated system, combined with Andeavor Logistics’ existing Permian assets, positions the company to capture significant organic crude oil gathering, transportation, and storage growth and additional expansion projects in 2018 and beyond.

Andeavor Logistics also announced today that it has been awarded two new crude oil gathering projects in the Delaware Basin. These projects are with investment grade producers and are supported by acreage dedications totaling approximately 40,000 acres. Andeavor Logistics expects a capital investment of $25 to $30 million, with project completions anticipated late 2018 and early 2019. These projects are expected to deliver annual net earnings of $2 to $3 million and $4 to $5 million of EBITDA in 2019, a 6 to 7 times multiple on invested capital.

North Dakota NGL Logistics Hub. Andeavor Logistics today announced its intent to build and operate the North Dakota Logistics Hub to further participate in the natural gas liquids (NGL) value chain and provide logistics solutions for increasing Bakken NGL production. The project will convert a segment of the Andeavor Bakkenlink crude oil pipeline into NGL service to enable the movement of mixed NGLs from a new third-party gas processing facility in central McKenzie County, North Dakota to a newly expanded fractionation complex at the Andeavor Logistics Belfield processing facility. From the fractionation complex, products will be shipped to the nearby Andeavor Fryburg rail terminal for manifest and unit train rail movements and will be consumed within Andeavor’s refineries as well as marketed, including international markets, by Andeavor. Project volumes are supported by a long-term gas processing facility dedication and minimum volume commitment. The estimated capital investment is expected to be $140 to $150 million and partial commercial operations are estimated to begin in late 2018, with full operations commencing in the first quarter of 2019. The project is expected to deliver annual net earnings of $15 to $19 million and $22 to $26 million of annual EBITDA, representing a 6 to 7 times multiple.

Acquisition of Wamsutter Pipeline System. Andeavor Logistics today announced an agreement to acquire the Wamsutter Pipeline System from Plains All American Pipeline, L.P. (NYSE: PAA) for total consideration of $180 million. The system consists of 575 miles of active pipelines that transport advantaged crude oil to Salt Lake City refineries, including Andeavor. Andeavor Logistics expects the assets to provide annual net earnings of $8 to $12 million and EBITDA of $20 to $24 million, including synergies. This represents a purchase price multiple of approximately 8 to 9 times EBITDA and the transaction is expected to be immediately accretive to unitholders. The acquisition, which is subject to customary closing conditions including regulatory approval, is anticipated to close in the first half of 2018. The acquisition is expected to be financed with borrowings from Andeavor Logistics’ revolving credit facility.

Completion of WNRL Acquisition and IDR Buy-In. In the fourth quarter 2017, Andeavor Logistics completed its $1.7 billion acquisition of WNRL. Immediately following the closing of the acquisition, Andeavor and Andeavor Logistics completed the IDR Buy-In transaction whereby Andeavor Logistics issued its common units to Andeavor in exchange for the cancellation of Andeavor Logistics’ IDRs and the conversion of its economic general partner interest into a non-economic general partner interest.

Drop Down of Anacortes Logistics Assets. In the fourth quarter 2017, Andeavor Logistics acquired logistics assets located in Anacortes, Washington from Andeavor for total consideration of $445 million. The Anacortes Logistics Assets located at Andeavor’s Anacortes Refinery include 3.9 million barrels of crude oil, feedstock, and refined products storage, the Anacortes marine terminal, a manifest rail facility, and crude oil and refined product pipelines.

2018 Outlook
In December 2017 Andeavor Logistics issued its expectations to achieve $685 to $785 million of annual net earnings and $1.2 to $1.3 billion of annual EBITDA in 2018. Andeavor Logistics expects two drop downs within 2018. Andeavor Logistics expects net capital expenditures for 2018 to be approximately $400 million, including $325 million of growth capital and $75 million of net maintenance capital. These capital estimates exclude the expected asset transfer of the Conan Crude Oil Gathering System, Los Angeles Refinery Integration Pipeline, and future drop downs.

“We have made significant progress with the execution of our growth strategy, which is focused on high-return organic growth, accretive acquisitions and drop downs,” said Steven Sterin, Executive Vice President, CFO of Andeavor and President and CFO of Andeavor Logistics’ general partner. “With the recent IDR elimination, achievement of investment grade and debt refinancing, we expect to achieve all of our financial targets in 2018 which include distribution coverage of approximately 1.1 times, distribution growth of 6% or greater and a Debt to EBITDA ratio of approximately 4 times. And, we plan to achieve this without issuing any public common equity.”

Public Invited to Listen to Analyst Conference Call
At 11:00 a.m. CT tomorrow morning, Andeavor Logistics will live broadcast its conference call with analysts regarding fourth quarter 2017 results and other business matters. Interested parties may listen to the conference call by logging on to http://www.andeavorlogistics.com.

About Andeavor Logistics LP
Andeavor Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. Andeavor Logistics owns and operates a network of crude oil, refined products and natural gas pipelines. Andeavor Logistics also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, Andeavor Logistics owns and operates natural gas processing and fractionation complexes. Andeavor Logistics owns a fee-based fuel wholesale business. Andeavor Logistics is a fee-based, growth oriented Delaware limited partnership formed by Andeavor.

This earnings release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including growing the business through asset optimization and strategic acquisitions, execution of growth projects and opportunities, high return organic growth, and lowering our cost of capital and extending debt maturities; our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, including our 2018 to 2020 targets, and ability to fulfill that outlook; our financial position, liquidity and capital resources, including available capacity under our credit facilities; expectations related to public common equity issuances; expectations regarding future economic and market conditions and their effects on our business; the expected benefits of being investment grade; expected annual interest savings from our inaugural investment grade debt offering; statements regarding our ability to deliver on the strategic plans outlined at our 2017 Investor and Analyst Day; statements related to our Permian growth strategy; statements regarding the expected drop down of Rangeland, Permian logistics, other crude oil logistics assets, the Conan Crude Oil Gathering System and the Los Angeles Refinery Integration Pipeline to Andeavor Logistics, including the expected benefits and timing thereof; statements regarding our new crude oil gathering projects in the Delaware Basin, including expected capital investment, timing and EBITDA contribution; statements regarding the North Dakota Logistics Hub, including the expected timing, capital investment and benefits thereof, and the projected annual net earnings and annual EBITDA provided thereby; statements regarding the planned acquisition of the Wamsutter Pipeline System, including expected timing and financing of the acquisition and the projected annual net earnings and annual EBITDA provided thereby; expected drop downs in 2018; first quarter 2018 guidance and expectations; 2018 projected annual net earnings and annual EBITDA, including the components thereof; 2018 projected capital expenditures, including the components thereof; and expectations related to achieving 2018 financial targets, including expected distribution coverage, distribution growth and debt-to-EBITDA ratio. For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at http://www.andeavorlogistics.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Investors:
Andrew Woodward, Sr. Director, Finance and Investor Relations, (210) 626-7202

Media:
Andeavor Media Relations, media@andeavor.com, (210) 626-7702

Andeavor Logistics LP
First Quarter 2018 Guidance (Unaudited)

Throughput
Terminalling and Transportation
Terminalling throughput (Mbpd)	1,660 - 1,720
Pipeline transportation throughput (Mbpd)	840 - 890

Gathering and Processing
NGL sales (Mbpd)	9.5 - 10.0
Gas gathering and processing throughput (thousands of MMBtu/d)	980 - 1,020
Crude oil and water gathering volume (Mbpd)	295 - 345

Wholesale
Fuel sales volumes (millions of gallons)	275 - 295

Terminalling volumes reflect planned major maintenance at Andeavor refineries on the West Coast in the first quarter of 2018. Revenue per barrel for Terminalling throughput is expected to be 8% to 10% higher from the fourth quarter 2017 resulting from this maintenance as it primarily impacts lower tariff volumes. Additionally, Gas Gathering and Processing volumes reflect the planned shutdown of the Robinson Lake gas processing facility for execution of the planned expansion. We expect an approximately $18 to $22 million impact to our results from these items in the first quarter.

Non-GAAP Measures

As a supplement to our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses certain “non-GAAP” measures to analyze our results of operations, assess internal performance against budgeted and forecasted amounts and evaluate future impacts to our financial performance as a result of capital investments, acquisitions, divestitures and other strategic projects. These measures are important factors in assessing our operating results and profitability and include:

•	Financial non-GAAP measures:

◦	EBITDA—U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expense; and

◦	Segment EBITDA—a segment’s U.S. GAAP-based operating income before depreciation and amortization expense plus equity in earnings (loss) of equity method investments and other income (expense), net.

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow—U.S. GAAP-based net cash flow from operating activities plus or minus changes in working capital, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash;

◦	Distributable Cash Flow Attributable to Common Unitholders—Distributable Cash Flow minus distributions associated with the preferred units; and

◦	Distribution Coverage Ratio—Distributable Cash Flow Attributable to Common Unitholders divided by total distributions to be paid to common unitholders for the reporting period.

•	Operating performance non-GAAP measure:

◦	Average Margin on Natural Gas Liquids (“NGLs”) Sales per Barrel—NGL sales revenues minus amounts recognized as NGL expense divided by our NGL sales volumes in barrels; and

◦	Average Wholesale Fuel Sales Margin per Gallon—the difference between total wholesale fuel revenues and wholesale’s cost of fuel divided by our total wholesale fuel sales volumes in gallons.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance, and we believe they may provide meaningful supplemental information to the users of our financial statements. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Reconciliation of Amounts Reported Under U.S. GAAP,” “Segment Reconciliation of Amounts Reported Under U.S. GAAP,” “Average Margin on NGL Sales per Barrel” and “Average Fuel Sales Margin per Gallon” for reconciliations between non-GAAP measures and their most directly comparable U.S. GAAP measures.

Items Impacting Comparability

The Partnership’s results of operations may not be comparable to the historical results of operations for the reasons described below.

Acquisitions and Mergers
On November 8, 2017, we acquired the Anacortes Logistics Assets from a subsidiary of Andeavor for total consideration of $445 million. The Anacortes Logistics Assets include 3.9 million barrels of crude oil, feedstock and refined products storage at Andeavor’s Anacortes Refinery, the Anacortes marine terminal with 73 thousand barrels per day of feedstock and refined product throughput, a manifest rail facility with 4 thousand barrels of throughput and crude oil and refined products pipelines with 111 thousand barrels per day of throughput combined. We paid $445 million, including $400 million of cash financed with borrowings on our revolving credit facilities and $45 million in common units issued to Andeavor.

Effective October 30, 2017, Andeavor Logistics closed its merger with Western Refining Logistics, LP (the “WNRL Merger”) exchanging all outstanding common units of WNRL with units of Andeavor Logistics, representing an equity value of $1.7 billion.

The closing of the WNRL Merger was conditioned upon, among other things, the adoption and effectiveness of the Second Amended and Restated Agreement of Limited Partnership of Andeavor Logistics LP, pursuant to which, simultaneously with the closing of the WNRL Merger: (i) the incentive distribution rights in Andeavor Logistics (the “IDRs”) held by Tesoro Logistics GP, LLC (“TLGP”), our general partner, were canceled (the “IDR Exchange”), (ii) the general partner interests in Andeavor Logistics held by TLGP were converted into a non-economic general partner interest in Andeavor Logistics (together with the IDR Exchange, the “IDR/GP Transaction”), and (iii) Andeavor and its affiliates, including TLGP, agreed to increase and extend existing waivers on distributions to Andeavor and its affiliates by $60 million to an aggregate of $160 million between 2017 and 2019. As consideration for the IDR/GP Transaction, TLGP was issued 78.0 million common units in Andeavor Logistics simultaneously with the closing of the WNRL Merger.

On January 1, 2017, the Partnership acquired crude oil, natural gas and produced water gathering systems and two natural gas processing facilities (the “North Dakota Gathering and Processing Assets”). The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing and 18,700 barrels per day of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. The operating results for this acquisition are reflected in our Gathering and Processing segment.

Predecessor Impacts
Our financial information includes the historical results of the acquired assets from Andeavor (“Predecessors”) and the results of Andeavor Logistics for all periods presented. The financial statements of our Predecessors have been prepared from the separate records maintained by Andeavor and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity. While the Anacortes Logistics Assets acquisition is a common control transaction, prior periods have not been recast as these assets do not constitute a business in accordance with Accounting Standards Update 2017-01.

Change in Segment Presentation
We changed our operating segment presentation in the first quarter of 2017 to reflect our expanded gathering and processing assets and operations and how our chief operating decision maker manages our business. With the completion of the North Dakota Gathering and Processing Assets acquisition on January 1, 2017, our gathering and processing assets and operations expanded significantly and enhanced our ability to offer integrated gathering and processing services to our customers. Given the business’s focus on providing integrated services along with the revised reporting structure implemented by management to assess performance and make resource allocation decisions, we determined our operating segments, which are the same for reporting purposes, are the (i) Gathering and Processing segment and (ii) Terminalling and Transportation segment. Comparable prior period information for the newly presented Gathering and Processing segment has been recast to reflect our current presentation. No changes were deemed necessary to our Terminalling and Transportation segment. In addition, management revised its methodology for the allocation of corporate general and administrative expenses. Comparable prior period segment information has been recast to reflect our revised allocation methodology. WNRL’s assets include a wholesale business that distributes wholesale petroleum products. The wholesale business operates under commercial and service agreements with Andeavor and sells refined products to third parties. We have presented the wholesale business as a separate segment.

Andeavor Logistics LP
Condensed Consolidated Balance Sheets (Unaudited) (In millions)

	December 31,	December 31,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$75	$688
Receivables, net of allowance for doubtful accounts	403	230
Prepayments and other current assets	27	20
Total Current Assets	505	938
Property, Plant and Equipment, Net	5,413	3,444
Other Noncurrent Assets, Net	2,251	1,478
Total Assets	$8,169	$5,860

Liabilities and Equity
Current Liabilities
Accounts payable	$359	$125
Accrued interest and financing costs	40	42
Other current liabilities	75	45
Total Current Liabilities	474	212
Debt, Net of Unamortized Issuance Costs	4,127	4,053
Other Noncurrent Liabilities	54	53
Equity	3,514	1,542
Total Liabilities and Equity	$8,169	$5,860

Andeavor Logistics LP
Results of Operations (Unaudited) (In millions, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
Revenues
Terminalling and Transportation	$238	$167	$836	$605
Gathering and Processing	322	152	1,095	615
Wholesale	542	—	1,282	—
Total Revenues	1,102	319	3,213	1,220
Costs and Expenses
Cost of fuel and other (excluding items shown separately below)	528	—	1,244	—
NGL expense (excluding items shown separately below)	86	—	265	2
Operating expenses (excluding depreciation and amortization)	167	120	626	442
General and administrative expenses	47	24	139	95
Depreciation and amortization expenses	82	51	282	190
(Gain) loss on asset disposals and impairments	—	1	(25)	4
Operating Income	192	123	682	487
Interest and financing costs, net	(136)	(53)	(322)	(191)
Equity in earnings of equity method investments	3	3	10	13
Other income, net	—	—	3	6
Net Earnings	$59	$73	$373	$315

(Earnings) loss attributable to Predecessors	$(9)	$3	$(24)	$24
Net Earnings Attributable to Partners	50	76	349	339
Preferred unit distributions	(3)	—	(3)	—
General partner’s interest in net earnings, including incentive distribution rights	—	(44)	(79)	(152)
Limited Partners’ Interest in Net Earnings	$47	$32	$267	$187

Net Earnings per Limited Partner Unit:
Common - basic	$0.25	$0.31	$2.11	$1.87
Common - diluted	$0.25	$0.31	$2.11	$1.87

Weighted Average Limited Partner Units Outstanding:
Common units - basic	182.6	102.5	126.0	98.2
Common units - diluted	182.7	102.6	126.1	98.2

Cash Distributions Paid per Unit	$0.985	$0.875	$3.806	$3.307

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

Andeavor Logistics LP
Selected Operating Segment Data (Unaudited) (In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
Earnings Before Income Taxes
Terminalling and Transportation	$121	$85	$464	$296
Gathering and Processing	86	45	257	218
Wholesale	6	—	15	—
Total Segment Operating Income	213	130	736	514
Unallocated general and administrative expenses	(21)	(7)	(54)	(27)
Operating Income	192	123	682	487
Interest and financing costs, net	(136)	(53)	(322)	(191)
Equity in earnings of equity method investments	3	3	10	13
Other income, net	—	—	3	6
Earnings Before Income Taxes	$59	$73	$373	$315
Depreciation and Amortization Expenses
Terminalling and Transportation	$28	$23	$102	$83
Gathering and Processing	52	28	175	107
Wholesale	2	—	5	—
Total Depreciation and Amortization Expenses	$82	$51	$282	$190
Segment EBITDA (b)
Terminalling and Transportation	$149	$108	$569	$379
Gathering and Processing	141	76	442	344
Wholesale	8	—	20	—
Total Segment EBITDA (b)	$298	$184	$1,031	$723
Capital Expenditures
Terminalling and Transportation	$38	$55	$127	$154
Gathering and Processing	46	37	110	119
Total Capital Expenditures	$84	$92	$237	$273

Andeavor Logistics LP
Components of Cash Flows (Unaudited) (in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
Cash Flows From (Used In)
Net earnings	$59	$73	$373	$315
Depreciation and amortization expenses	82	51	282	190
Changes in assets and liabilities	(64)	(50)	(29)	(44)
Other operating activities	83	10	83	37
Net Cash Flows from Operating Activities	160	84	709	498
Investing Activities	(62)	(84)	(813)	(318)
Financing Activities	(61)	191	(509)	492
Increase (Decrease) in Cash and Cash Equivalents	$37	$191	$(613)	$672

Andeavor Logistics LP
Selected Operating Segment Data (Unaudited)
(In millions, except volumes and revenue per barrel)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
Terminalling and Transportation Segment
Revenues
Terminalling	$196	$135	$688	$480
Pipeline transportation	33	32	130	125
Other revenues	9	—	18	—
Total Revenues	238	167	836	605
Costs and Expenses
Operating expenses (b)	77	50	257	193
General and administrative expenses	12	8	38	32
Depreciation and amortization expenses	28	23	102	83
(Gain) loss on asset disposals and impairments	—	1	(25)	1
Terminalling and Transportation Segment Operating Income	$121	$85	$464	$296
Volumes
Terminalling throughput (Mbpd)	1,671	992	1,428	984
Average terminalling revenue per barrel (c)	$1.27	$1.48	$1.32	$1.33
Pipeline transportation throughput (Mbpd)	946	874	902	868
Average pipeline transportation revenue per barrel (c)	$0.39	$0.39	$0.40	$0.39

(b)
Operating expenses include an imbalance settlement gain of $2 million for the three months ended December 31, 2017 and no imbalance settlement gain for the three months ended December 31, 2016. Operating expenses include an imbalance settlement gain of $5 million and $3 million for the years ended December 31, 2017 and 2016, respectively.

(c)
Management uses average margin per barrel, average revenue per Million British thermal units (“MMBtu”) and average revenue per barrel to evaluate performance and compare profitability to other companies in the industry.

•
Average terminalling revenue per barrel—calculated as total terminalling revenue divided by terminalling throughput presented in thousands of barrels per day (“Mbpd”) multiplied by 1,000 and multiplied by the number of days in the period (92 days for both the three months ended December 31, 2017 and 2016, 365 days for the year ended December 31, 2017 and 366 days for the year ended December 31, 2016);

•
Average pipeline transportation revenue per barrel—calculated as total pipeline transportation revenue divided by pipeline transportation throughput presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above;

•
Average margin on NGL sales per barrel—calculated as the difference between the NGL sales revenues and the amounts recognized as NGL expense divided by our NGL sales volumes presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above;

•
Average gas gathering and processing revenue per MMBtu—calculated as total gathering and processing fee-based revenue divided by gas gathering throughput presented in thousands of MMBtu per day (“MMBtu/d”) multiplied by 1,000 and multiplied by the number of days in the period as outlined above;

•
Average crude oil and water gathering revenue per barrel—calculated as total crude oil and water gathering fee-based revenue divided by crude oil and water gathering throughput presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above; and

•
Average wholesale fuel sales margin per gallon—calculated as the difference between total wholesale fuel revenues and wholesale’s cost of fuel divided by our total wholesale fuel sales volumes in gallons.

There are a variety of ways to calculate these measures; other companies may calculate these in a different way. Amounts may not recalculate due to rounding of dollar and volume information.

Andeavor Logistics LP
Selected Operating Segment Data (Unaudited)
(In millions, except volumes, margin per barrel, revenue per barrel and revenue per MMBtu)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016	2017 (a)	2016
Gathering and Processing Segment
Revenues
NGL sales (d)	$115	$25	$369	$103
Gas gathering and processing	81	66	333	264
Crude oil and water gathering	81	33	228	133
Pass-thru and other (e)	45	28	165	115
Total Revenues	322	152	1,095	615
Costs and Expenses
NGL expense (excluding items shown separately below) (d) (e)	86	—	265	2
Operating expenses (f)	87	70	354	249
General and administrative expenses	11	9	44	36
Depreciation and amortization expenses	52	28	175	107
Loss on asset disposals and impairments	—	—	—	3
Gathering and Processing Segment Operating Income	$86	$45	$257	$218
Volumes
NGL sales (Mbpd) (g)	11.4	7.1	8.3	7.5
Average margin on NGL sales per barrel (c) (d) (e)	$28.10	$36.95	$34.77	$36.59
Gas gathering and processing throughput (thousands of MMBtu/d)	988	871	963	879
Average gas gathering and processing revenue per MMBtu (c)	$0.89	$0.82	$0.95	$0.82
Crude oil and water gathering volume (Mbpd)	327	218	296	212
Average crude oil and water gathering revenue per barrel (c)	$2.68	$1.68	$2.11	$1.72

(d)
For the three months ended December 31, 2017, Andeavor Logistics had 25.6 Mbpd of gross natural gas liquids (“NGL”) sales under percent of proceeds (“POP”) and keep-whole arrangements, of which Andeavor Logistics retained 11.4 Mbpd. For the year ended December 31, 2017, Andeavor Logistics had 22.2 Mbpd of gross NGL sales under POP and keep-whole arrangements, of which Andeavor Logistics retained 8.3 Mbpd. The difference between gross sales barrels and barrels retained is reflected in NGL expense resulting from the gross presentation required for the POP arrangements associated with the North Dakota Gathering and Processing Assets.

(e)
Included in NGL expense for the year ended December 31, 2017 were approximately $2 million of crude costs related to crude oil volumes obtained in connection with the North Dakota Gathering and Processing Assets acquisition. The corresponding revenues were recognized in pass-thru and other revenue. As such, the calculation of the average margin on NGL sales per barrel excludes this amount.

(f)
Operating expenses include an imbalance settlement gain of $4 million and $1 million for the three months ended December 31, 2017 and 2016, respectively, and $8 million and $3 million for the years ended December 31, 2017 and 2016, respectively.

(g)	Volumes represent barrels sold under our keep-whole arrangements, net barrels retained under our POP arrangements and other associated products.

Andeavor Logistics LP
Selected Operating Segment Data (Unaudited)
(In millions, except per gallon)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)
Wholesale Segment
Revenues
Fuel sales	$537		$1,267
Other wholesale	5		15
Total Revenues	542		1,282
Costs and Expenses
Cost of fuel and other (excluding items shown separately below)	528		1,244
Operating expenses	3		15
General and administrative expenses	3		3
Depreciation and amortization expenses	2		5
Wholesale Operating Income	$6		$15
Volumes
Fuel sales volumes (millions of gallons)	292		722
Average wholesale fuel sales margin per gallon (c)	3.0	¢	3.0	¢

Andeavor Logistics LP
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In millions, except ratios)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
Reconciliation of Net Earnings to EBITDA
Net earnings	$59	$73	$373	$315
Depreciation and amortization expenses	82	51	282	190
Interest and financing costs, net of capitalized interest	136	53	322	191
EBITDA	$277	$177	$977	$696

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow
Net cash from operating activities	$160	$84	$709	$498
Changes in assets and liabilities	64	50	29	44
Predecessors impact	(14)	2	(48)	17
Maintenance capital expenditures (h)	(34)	(28)	(99)	(72)
Reimbursement for maintenance capital expenditures (h)	9	8	31	28
Adjustments for equity method investments	(1)	1	2	2
Proceeds from sale of assets	1	8	29	8
Other	6	6	15	7
Distributable Cash Flow	191	131	668	532
Less: Preferred unit distributions	(3)	—	(3)	—
Distributable Cash Flow Attributable to Common Unitholders	$188	$131	$665	$532

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Distributions
Limited partner’s distributions on common units	$204	$94	$611	$344
General partner’s distributions including IDRs	—	46	81	158
Distributions on preferred units	3	—	3	—
Total Distributions to be Paid	207	140	695	502
Less: Distributions on preferred units	(3)	—	(3)	—
Total Distributions to be Paid to Common Unitholders	$204	$140	$692	$502

Distributable Cash Flow Attributable to Common Unitholders	$188	$131	$665	$532

Distribution Coverage Ratio	0.92x	0.94x	0.96x	1.06x

(h)
We adjust our reconciliation of distributable cash flows for maintenance capital expenditures, tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets with an offset for any reimbursements received for such expenditures.

Andeavor Logistics LP
Segment Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
Reconciliation of Terminalling and Transportation Segment Operating Income to Segment EBITDA
Terminalling and Transportation segment operating income	$121	$85	$464	$296
Depreciation and amortization expenses	28	23	102	83
Other income, net	—	—	3	—
Terminalling and Transportation Segment EBITDA	$149	$108	$569	$379

Reconciliation of Gathering and Processing Segment Operating Income to Segment EBITDA
Gathering and Processing segment operating income	$86	$45	$257	$218
Depreciation and amortization expenses	52	28	175	107
Equity in earnings of equity method investments	3	3	10	13
Other income, net	—	—	—	6
Gathering and Processing Segment EBITDA	$141	$76	$442	$344

Reconciliation of Wholesale Segment Operating Income to Segment EBITDA
Wholesale segment operating income	$6	$—	$15	$—
Depreciation and amortization expenses	2	—	5	—
Wholesale Segment EBITDA	$8	$—	$20	$—

Andeavor Logistics LP
Average Margin on NGL Sales per Barrel (Unaudited)
(in millions, except days and per barrel amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016	2017 (a)	2016
Segment Operating Income	$86	$45	$257	$218
Add back:
Operating expenses	87	70	354	249
Depreciation and amortization expenses	52	28	175	107
General and administrative expenses	11	9	44	36
Loss on asset disposals and impairments	—	—	—	3
Other commodity purchases (e)	—	—	2	—
Subtract:
Gas gathering and processing revenues	(81)	(66)	(333)	(264)
Crude oil gathering revenues	(81)	(33)	(228)	(133)
Pass-thru and other revenues	(45)	(28)	(165)	(115)
Margin on NGL Sales	$29	$25	$106	$101
Divided by Total Volumes for the Period:
NGLs sales volumes (Mbpd)	11.4	7.1	8.3	7.5
Number of days in the period	92	92	365	366
Total volumes for the period (thousands of barrels)	1,049	653	3,030	2,745
Average Margin on NGL Sales per Barrel (i)	$28.10	$36.95	$34.77	$36.59

(i)	Amounts may not recalculate due to rounding of dollar and volume information.

Andeavor Logistics LP
Average Fuel Sales Margin per Gallon (Unaudited)
(in millions, except per gallon amounts)

	Three Months Ended December 31,	Year Ended December 31,
	2017 (a)
Segment Operating Income	$6	$15
Add back:
Operating expenses	3	15
Depreciation and amortization expenses	2	5
General and administrative expenses	3	3
Subtract:
Other wholesale revenues	(5)	(15)
Wholesale Fuel Sales Margin	$9	$23
Divided by Total Volumes for the Period:
Fuel sales volumes (millions of gallons)	292	722
Average Wholesale Fuel Sales Margin per Gallon (i)	3.0 ¢	3.0 ¢

Andeavor Logistics LP
Selected Financial Data (Unaudited) (In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
Capital Expenditures (j)
Growth	$60	$64	$160	$209
Maintenance	24	28	77	64
Total Capital Expenditures	$84	$92	$237	$273

Capital Expenditures, Net of Reimbursements (j)
Growth	$59	$54	$140	$198
Maintenance	17	21	56	42
Total Capital Expenditures, Net of Reimbursements	$76	$75	$196	$240

(j)
Total capital expenditures include spending related to the Predecessors prior to each respective acquisition date. The Predecessor expenditures related to growth capital projects totaled $1 million, $7 million, $8 million and $64 million for the three months and years ended December 31, 2017 and 2016, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
General and Administrative Expenses
Terminalling and Transportation	$12	$8	$38	$32
Gathering and Processing	11	9	44	36
Wholesale	3	—	3	—
Unallocated	21	7	54	27
Total General and Administrative Expenses	$47	$24	$139	$95

Andeavor Logistics LP
Reconciliation of EBITDA to Amounts Under U.S. GAAP (Unaudited) (In millions)

	Reconciliation of Projected Annual EBITDA
	Andeavor Logistics 2018E	Wamsutter Pipeline System Acquisition	North Dakota NGL Logistics Hub	Permian Gathering Projects	Permian Systems 2020E	2018 Dropdowns
Projected Net Earnings	$ 685-785	$ 8-12	$ 15-19	$ 2-3	$110	$ 55-60
Add: Projected depreciation and amortization expense	280	6	5	1	50	3
Add: Projected interest and financing costs, net	235	6	2	1	40	12
Projected EBITDA	$ 1,200-1,300	$ 20-24	$ 22-26	$ 4-5	$200	$ 70-75

Contribution from North Dakota Gathering and Processing Assets
Segment Operating Income	$58
Add: Depreciation and amortization expense	35
Segment EBITDA	$93